UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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VCampus Corporation
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VCAMPUS CORPORATION
1850 Centennial Park Drive, Suite 200
Reston, Virginia 20191

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 18, 2004

To the stockholders of VCampus Corporation:

You are invited to attend the annual meeting of stockholders of VCampus Corporation, a Delaware corporation (“VCampus”), to be held at our offices at 1850 Centennial Park Drive, Suite 200, Reston, Virginia on Tuesday, May 18, 2004 at 10:00 a.m., for the following purposes:

1.     To approve an amendment to our Bylaws to decrease the required minimum number of authorized directors from five to four;

2.     To elect a board of directors;

3.     To ratify and approve the $5.3 million common stock and convertible note financing completed in March 2004, potentially involving the issuance of equity securities in an amount that could be more than a majority of our common stock or voting securities outstanding prior to and after the financing, and to authorize the full conversion of the securities issued thereunder into common stock pursuant to the terms thereof;

4.     To approve an amendment to our Amended and Restated Certificate of Incorporation to eliminate all the authorized shares of preferred stock in each currently designated series of preferred stock;

5.     To reserve an additional 1,000,000 shares of common stock for issuance under our 1996 Stock Plan;

6.     To ratify the appointment of Reznick Fedder & Silverman as our independent auditors for the fiscal year ending December 31, 2004;

7.     To act upon such other matters as may properly come before the meeting or any adjournment thereof.

The foregoing items are more fully described in the attached proxy statement.

The Board of Directors has fixed the close of business on April 5, 2004 as the record date to determine the stockholders entitled to notice of and to vote at the meeting or any adjournment. You are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed. You may vote in person at the meeting, even if you returned a proxy.

Our proxy statement and proxy are submitted herewith along with our Annual Report on Form 10-K for the year ended December 31, 2003.

IMPORTANT—YOUR PROXY IS ENCLOSED

Whether or not you plan to attend the meeting, we urge you to execute and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors

Narasimhan P. Kannan, Chief Executive Officer and Chairman of the Board
Reston, Virginia May 3, 2004

VCAMPUS CORPORATION
1850 Centennial Park Drive, Suite 200
Reston, Virginia 20191

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
May 18, 2004

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited by the Board of Directors of VCampus Corporation for use at our annual meeting of stockholders to be held at our executive offices at 1850 Centennial Park Drive, Suite 200, Reston, Virginia at 10:00 a.m. on Tuesday, May 18, 2004, and any adjournments thereof.

We will bear the cost of soliciting proxies. In addition to solicitation of proxies by mail, our employees, without extra pay, might solicit proxies personally or by telephone. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

Copies of this proxy statement and accompanying proxy card were mailed to stockholders on or about May 3, 2004.

Revocability of Proxies

You have the power to revoke your proxy at any time before it is voted by giving a later proxy or written notice to us (Attention: Corporate Secretary), or by attending the annual meeting and voting in person.

Voting

When the enclosed proxy is properly executed and returned (and not subsequently properly revoked), the shares it represents will be voted in accordance with the directions indicated thereon, or, if no direction is indicated thereon, it will be voted:

(1)          FOR approving the amendment to the Bylaws decreasing the required minimum number of authorized directors from five to four.;

(2)          FOR electing the nominees for director identified below;

(3)          FOR approving the $5.3 million common stock financing completed in March 2004 and to authorize the full conversion of the securities issued thereunder into common stock pursuant to the terms thereof;

(4)          FOR approving an amendment to our Amended and Restated Certificate of Incorporation to eliminate all the authorized shares of preferred stock in each currently designated series of preferred stock;

(5)          To reserve an additional 1,000,000 shares of common stock for issuance under our 1996 Stock Plan;

(6)          FOR ratifying the appointment of Reznick Fedder & Silverman as our independent auditors for the fiscal year ending December 31, 2004

(7)          IN THE DISCRETION of the proxies with respect to any other matters properly brought before the stockholders at the annual meeting.

Record Date and Shares Outstanding

Only the holders of record of our common stock at the close of business on the record date, April 5, 2004, are entitled to notice of and to vote at the annual meeting, except that pursuant to Nasdaq Marketplace Rules the 1,012,500 shares of common stock issued pursuant to the financing described in Proposal No. 3 (along with any additional shares issued or issuable in connection therewith) cannot be voted with respect to Proposal No. 3. On the record date, 6,211,693 shares of common stock were outstanding. Stockholders will be entitled to one vote for each share of common stock held as of the record date. For information on ownership of our stock by management and 5% stockholders, see the Principal Stockholders table under “Other Information” beginning on page 15.

Deadline for Receipt of Stockholder Proposals

Stockholders having proposals that they desire to present at next year’s annual meeting of stockholders should, if they desire that such proposals be included in our proxy statement relating to that meeting, submit their proposals in time to be received by us not later than January 3, 2005. To be so included, all such submissions must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and the Board of Directors directs your close attention to that Rule. In addition, management’s proxy holders will have discretion to vote proxies given to them on any stockholder proposal at the annual meeting of which we do not have notice prior to March 19, 2005. Proposals may be mailed to the Corporate Secretary, VCampus Corporation, 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191.

PROPOSAL NO. 1—AMENDMENT TO BYLAWS TO DECREASE REQUIRED MINIMUM NUMBER OF AUTHORIZED DIRECTORS

Section 3.2 of our bylaws currently provides that “the number of directors of the corporation shall be not less than five (5) nor more than nine (9).”  Within that range, the Board may by resolution set the exact number of directors. Although we currently have six directors, our nominating committee has unanimously recommended that we reduce the size of our Board to four members and has nominated only four members for election to our Board at the meeting pursuant to Proposal No. 2. The nominating committee based its recommendation on its belief that a four-member Board is the appropriate and manageable number for a company the size and with the scope of operations of VCampus. Accordingly, we are asking stockholders to approve an amendment to Section 3.2 of our bylaws to provide that the number of directors of the corporation shall not be less than four (4) nor more than nine (9).  Of the four Board nominees nominated by the nominating committee for election at the meeting, three of them are outside independent directors, which should allow us to satisfy the current independence requirements under SEC and NASD rules. Directors Kimberly and Fischer have elected not to stand for re-election to the Board at the meeting. The other four nominees are current members of our Board.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and entitled to vote on this proposal at the meeting will be required to approve the amendment to our bylaws.

Votes withheld on this proposal will be counted for purposes of determining the presence or absence of a quorum for the transaction of business and will be treated as shares represented and voting on this proposal at the meeting. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors has unanimously approved and recommends a vote “FOR” the amendment to the bylaws to decrease the minimum authorized number of directors from five to four.

PROPOSAL NO. 2—ELECTION OF DIRECTORS

Nominees

Our Bylaws provide that the number of directors constituting the Board of Directors shall be no less than five nor greater than nine, although, subject to stockholder approval at the meeting of the bylaw amendment described in Proposal No.1, the authorized number of directors shall be no less than four nor greater than nine. The number of directors is currently six and, subject to stockholder approval at the meeting of Proposal No.1, the number authorized to be elected at the meeting shall be four. For the reasons described in Proposal No. 1, our nominating committee has nominated four candidates for election to the Board at the meeting. Therefore, four directors are to be elected to serve for one year, until the election and qualification of their successors, and it is intended that proxies, except as directed otherwise, will be voted FOR all of the committee’s nominees named below. If any such nominee is unable or declines to serve as a director at the time of the meeting, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute proposed by the Board of Directors. We do not anticipate that any nominee listed below will be unable or will decline to serve as a director. None of the directors or nominees is related by blood, marriage or adoption to any other nominee or any of our executive officers. Proxies cannot be voted for more persons than the number of nominees named.

Name	Age	Director Since
Narasimhan P. Kannan	55	1984
Edson D. deCastro	65	1994
Martin E. Maleska	60	2001
John D. Sears	49	1998

Directors not standing for re-election:
Dennis J. Fischer	64	2002
William E. Kimberly	71	1995

Narasimhan P. “Nat” Kannan has served as our Chairman of the Board of Directors since he founded the Company in 1984 and he resumed the Chief Executive Officer position in December 2002, a position he formerly held from 1984 to 2000. Prior to founding VCampus, he founded IMSATT Corporation in 1984 and co-founded Ganesa Group, Inc., a developer of interactive graphics and modeling software, in 1981. He also served as a consultant to Booz Allen and Hamilton, Inc., the MITRE Corporation, The Ministry of Industry of the French Government, the Brookhaven and Lawrence Livermore National Laboratories, the White House Domestic Policy Committee on Energy and Control Data Corporation. He holds a B.S. in Engineering from the Indian Institute of Technology in Madras, India, and he performed advanced graduate work in business and engineering at Dartmouth College.

Edson D. deCastro has been a director since 1994. From June 1995 to January 1997 Mr. deCastro served as Chief Executive Officer of Xenometrix, Inc. and served as its Chairman from 1992 until November 1997. Mr. deCastro was the founder of Data General Corporation and served as its Chief Executive Officer from 1968 to 1990. From January 1990 to June 1995, Mr. deCastro was an independent contractor. Mr. deCastro now works as a consultant. Mr. deCastro also serves on the boards of directors of Avax Technologies, Inc. and Healthgate Data Corp., all public companies, and of several private early-stage technology companies. He holds a B.S. in Electrical Engineering from the University of Lowell.

Martin E. Maleska has been a director since February 2001. He is currently President and Chief Executive Officer of Primedia, Inc.’s Business Information Group, which consists of magazines, data products and live events, all directed toward the business-to-business marketplace. He served as Managing Director of Veronis Suhler & Associates from January 1999 until August 2003. Prior thereto, Mr. Maleska worked at Simon & Schuster’s International and Business and Professional Group, where he was president from 1995-1998. A Managing Director at Veronis Suhler & Associates from 1991-1995, Mr. Maleska concentrated on magazine, newspaper and book publishing transactions. Mr. Maleska holds a B.S. in Chemistry from Fordham University and an M.B.A. in Finance from New York University.

John D. Sears has been a director since 1998 and has been employed in various executive capacities by the University of Phoenix since 1987, currently serving as Vice President of the Office of Institutional Development, and prior thereto as the Vice President of the Center for Distance Education. Mr. Sears holds a B.A. from the University of Notre Dame and a Masters in Business Administration from the University of Denver.

Directors Not Standing for Re-election

Dennis J. Fischer has been a director since March of 2002. He is a Director of Business Development for Grant Thornton. From April 2000 to July 2003, he served as a Vice President in Visa U.S.A.’s Sales and Integrated Solutions division, with responsibility for Visa’s commercial card programs for the Federal Government. Mr. Fischer served 30 years in the Federal government, most recently as Commissioner of the General Services Administration’s (GSA) Federal Technology Service from 1997 to 2000. Mr. Fischer also was the first Chief Financial Officer of the GSA from 1992 to 1997. His other government posts have included Deputy Assistant Secretary, Finance, and Deputy CFO, for the U.S. Department of Health and Human Services; and Associate Director for Policy and Management, United States Mint, U.S. Treasury Department. Mr. Fischer held various financial management positions at the U.S. Department of Health, Education and Welfare, including Financial Management Officer and Executive Officer for the Health Care Financing Administration of the Department of Health and Human Services. Mr. Fischer holds a B. A. in Mathematics from Vanderbilt University and a Masters in Financial Management from George Washington University.

William E. Kimberly has been a director since 1995. Mr. Kimberly has served since 2002 as the President and is the sole owner of NAZTEC, LLC, an investment banking and consulting firm. He has also served since 2002 on the Board of Advisors and is a founding investor of New Vantage Group, LLC, a firm focused on forming and managing angel investment clubs. Mr. Kimberly served as the President of the Manchester Group, Ltd., an investment banking firm, from 1990 to 1992, and as Chairman of NAZTEC International Group, Inc., its successor, from 1992 to 2002. Prior thereto, Mr. Kimberly served in various senior executive capacities for 23 years for Kimberly Clark Corporation. Mr. Kimberly also serves as a director of Sytel Inc. He is a member of the Board of Trustees of The Asheville School and the Board of Advisors of the Pan American Development Foundation.

Daniel J. Neal resigned from the Board of Directors in January 2004.

Information Concerning the Board of Directors and Its Committees

The business of the Company is conducted under the general management of the Board of Directors as provided by the laws of Delaware and the Bylaws of the Company. During the fiscal year ended December 31, 2003, the Board of Directors held five formal meetings, excluding one telephonic meeting and actions by unanimous written consent. Each member of the Board attended at least 75% of the fiscal 2003 meetings of the Board of Directors and Board committees of which he was a member.

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The Audit Committee currently consists of Messrs. Kimberly, Sears, Maleska and Fischer, although Messrs. Kimberly and Fischer will be leaving the Board and this committee effective on the meeting date. We expect Mr. deCastro will join the Audit Committee as its third independent member from and after the date of the meeting. We expect Mr. Maleska, who currently serves as the audit committee’s financial expert, to serve as Chairman from and after the meeting date. During 2003, the Audit Committee held five formal meetings, excluding actions by unanimous written consent. The Audit Committee is primarily concerned with assisting our Board in fulfilling its fiduciary responsibilities relating to accounting policies and auditing and reporting practices, and assuring the independence of our public accountants, the integrity of management and the adequacy of our financial disclosure. Its duties include recommending the selection of independent accountants, reviewing the results and scope of the audits and the other services provided b y the independent accountants, and reviewing the organization and scope of our internal systems of financial controls and accounting policies.

The Compensation Committee currently consists of Mr. deCastro, the Chairman, and Mr. Fischer, although Mr. Fischer will be leaving the Board effective on the meeting date, at which time we expect Messrs. Sears and Maleska to join Mr. deCastro on the Compensation Committee. During 2003, the Compensation Committee held no formal meetings, instead taking action exclusively by unanimous written consent. The Compensation Committee makes recommendations to the Board of Directors regarding salaries and incentive compensation for our officers, and determines the amount and type of equity incentives granted to participants in our 1996 Stock Plan.

The Nominating and Corporate Governance Committee, which took action exclusively by written consent during 2003, currently consists of Messrs. Maleska and deCastro. We expect Mr. Sears will join this committee as its third independent member and Chairman from and after the meeting date. This committee has responsibility for recommending to the full Board candidates for election as director and manages issues relating to the appropriate governance of the Company. The committee will consider candidates for the Board recommended by our stockholders. Such recommendations should be sent to the Nominating and Corporate Governance Committee, c/o Martin Maleska, Committee Chairman, VCampus Corporation, 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191.

Although VCampus does not have a policy with regard to board members’ attendance at annual meetings, we do encourage board members to attend them. At the 2003 annual meeting, Messrs. Kannan and Kimberly were the only directors in attendance.

Vote Required

The four nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted at the meeting shall be elected as our directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other effect under Delaware law. However, because directors are elected by a plurality vote, abstentions in the election of directors have no effect once a quorum exists. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or “street” name will be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business, even if such shares are not voted in matters where discretionary voting by the broker is not allowed (“broker non-votes”). Withheld votes and broker non-votes, if any, are not treated as votes cast and therefore, will have no effect on the proposal to elect directors.

The Board of Directors has unanimously approved and recommends that stockholders vote “FOR” the election of the management nominees listed above.

PROPOSAL NO. 3—APPROVAL OF $5.3 MILLION FINANCING COMPLETED
IN MARCH 2004

Principal Terms of the Financing

In March 2004, we raised $5.3 million through a private placement of a combination of common stock, warrants and convertible debt to a group of institutional investors led by Siar Capital. The private placement consisted of  our issuance of 1,012,500 shares of common stock at a price of $1.63 per share, for  total proceeds of $1,650,375, and our issuance of convertible five-year debt in the original principal amount of $3,649,625. This principal portion of this debt is convertible into up to a total of approximately 2,239,052 shares of common stock at an initial conversion price of $1.63 per share. A portion of the debt, with a face value of $999,625, will automatically convert into a total of 613,276 shares of common stock at a conversion price of $1.63 per share upon stockholder approval of this proposal at the meting. As an inducement to the investors in this financing, VCampus also issued warrants to the investors to purchase a total of 1,625,780 shares of common stock with an exercise price, subject to stockholder approval of this proposal at the meeting, of $1.63 per share. Under Nasdaq Marketplace Rules, stockholder approval is required before we can issue any additional shares of common stock in this financing upon the exercise of the warrants or conversion of the convertible debt or in payment of any interest on the notes.

Antidilution Provisions

Subject to stockholder approval of this Proposal at the meeting, the exercise price of the warrants and conversion price of the convertible debt issued in the financing are both subject to automatic price-based antidilution adjustments in the event that, at any time before March 23, 2006, we issue shares of common stock (or securities convertible into or exercisable for common stock) at a price per share that is less than the then applicable exercise or conversion price. For example, if we were to issue shares in a future financing at $1.00 per share, then the applicable exercise price and conversion price for the securities issued in the March 2004 financing would be reduced to $1.00 per share. We currently have no plans to issue shares at a dilutive price in any future financing.

Milestone Adjustment

In addition, in the event we do not meet the specified business milestone described below by September 30, 2004, we would become obligated to issue to the investors a total of an additional 183,425 shares of common stock (as if the original purchase price for the shares purchased at closing was $1.38 per share instead of $1.63 per share), and both the exercise price of the warrants and the conversion price of the notes would be adjusted to $1.38 per share. The negotiated milestone requires us to execute, on or before September 30, 2004, definitive agreements with at least six new “Premier Partners” for the co-publishing of content which will be hosted by us, each of which agreements must be expected, based upon the good faith projections of us and the Premier Partner, to ramp up to an annual rate of $500,000 of revenue for VCampus by September 1, 2005. A Premier Partner is defined to mean a company that provides a credential or test, which can be ported online, to a membership or number of corporate enterprise employees, greater than 5,000 in a growing global market.

Registration Rights

We have agreed to register for resale all of the shares of common stock issued or issuable in connection with this financing, including the shares of common stock issued at closing and the shares of common stock issuable upon conversion of the convertible debt and exercise of the warrants.

Participation by Largest Shareholder

Barry Fingerhut, our largest beneficial stockholder, invested $250,000 in the financing through his cancellation of a short-term note in that amount.

Nasdaq Stockholder Approval Requirements

In soliciting your approval for this proposal, we are asking you to approve all of the past and contemplated issuances described herein relating to the March 2004 financing and the right of the investors therein to fully convert into common stock the securities that we have issued pursuant thereto on the terms described herein.

We are submitting this proposal for stockholder approval pursuant to Nasdaq Marketplace Rules, which include several non-quantitative designation criteria required of a Nasdaq SmallCap Market issuer, such as VCampus. Two of the events that require prior stockholder approval pursuant to these rules are as follows:

•        when the issuance or potential issuance (of securities of the issuer) will result in a change of control of the issuer; and

•        in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

Because the securities issued and issuable pursuant to this financing involve the issuance or potential issuance by us of a number of shares of common stock greater than 20% of our common stock outstanding immediately prior to the financing at prices below market value, and because the exercise and/or conversion in full of the securities sold in the financing could result in the issuance by us of more than a majority of our outstanding common stock in a transaction that could be deemed a change of control for Nasdaq purposes, the issuance by us of additional shares pursuant to the terms of the financing requires your approval. Because the number of shares of common stock we issued at closing is equal to just below Nasdaq’s 20% limitation, absent stockholder approval, we cannot issue any more shares in connection with the financing.

Effect of Not Approving this Proposal

If we do not obtain stockholder approval for this proposal, none of the $3,649,625 of convertible debt can be converted to common stock, including $999,625 of which would otherwise have converted automatically into common stock upon stockholder approval. Such inability to convert debt into equity could jeopardize our efforts to maintain compliance with minimum stockholders’ equity requirements for continued listing on the Nasdaq SmallCap Market. In addition, the investors have the right to require us to repay the convertible notes in full in the event we do not obtain stockholder approval on or before June 1, 2004. Such repayment might not be feasible for us and refinancing might not be available on favorable terms or at all. Finally, we also believe that failure to obtain stockholder approval of this proposal could jeopardize our future financing prospects, because prospective purchasers of securities convertible into VCampus common stock might be reluctant to purchase securities deemed at risk for not becoming convertible in full into common stock.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and entitled to vote on this proposal at the annual meeting will be required to approve this proposal, provided, however, that in accordance with Nasdaq rules no shares issued or issuable in connection with this financing are eligible to vote on this proposal.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the annual meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors has unanimously approved the March 2004 financing and recommends that you vote “FOR” Proposal No. 3.

PROPOSAL NO. 4—APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO ELIMINATE AUTHORIZED SHARES OF PREVIOUSLY DESIGNATED PREFERRED STOCK

In an effort to reduce our expenditures for annual franchise taxes to the State of Delaware, under this proposal we are asking stockholders to approve amendments to our Certificate of Incorporation and any other actions necessary to eliminate all of authorized shares of previously designated preferred stock, leaving available for future issuance only those authorized shares of preferred stock that have not previously been designated to a particular class of preferred stock. Of the 33,157,669 shares of preferred stock currently authorized for issuance under our Delaware Certificate of Incorporation, we have previously designated a total of 32,986,082 of those shares to classes A, B, B-1, C, D, E, F, F-1, F-2, G and H, which leaves a total of 171,587 shares of undesignated preferred stock.

In June 2003, we effected conversions of all outstanding shares of preferred stock into common stock pursuant to proposals adopted at last year’s annual meeting. Accordingly, as of the date of this proxy statement, we had no shares of preferred stock issued outstanding under any of our previously designated classes of preferred stock and we had no plans to issue any additional shares of preferred stock. In essence, we are paying franchise taxes to Delaware for authorized shares of previously designated classes of preferred stock from which we will likely never issue additional shares on those exact same terms. Accordingly, we are seeking stockholder approval to allow us to eliminate those 32,986,082 authorized shares from our Certificate of Incorporation, leaving a total of only 171,586 shares of undesignated preferred stock available for future designation and issuance in the discretion of the Board. Our Certificate of Incorporation currently authorizes for issuance a total of up to 36,000,000 shares of common stock. This proposal would not change that authorized common stock number.

Vote Required

The affirmative vote of the holders of at least at majority of all outstanding shares of our common stock entitled to vote thereon is required to approve the amendments to our Certificate of Incorporation contemplated by this proposal.

In accordance with Delaware law, abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the meeting. Because we need absolute majority votes to approve this proposal, abstentions and broker non-votes will have the same effect as negative votes.

If the proposal is approved, our officers will promptly make appropriate filings in the State of Delaware and take any other actions necessary to implement the elimination of the authorized shares of previously designated preferred stock as described herein.

The Board of Directors has unanimously approved and recommends that you vote “FOR” this Proposal No. 4.

PROPOSAL NO. 5—INCREASE TO NUMBER OF SHARES RESERVED
UNDER OUR 1996 STOCK PLAN

Our 1996 Stock Plan (the “1996 Plan”) was adopted and approved by the Board of Directors in August 1996 and by our stockholders in September 1996. A total of 702,489 shares of common stock have been previously reserved for issuance under the 1996 Plan and we are seeking stockholder approval at the meeting to reserve an additional 1,000,000 shares for issuance thereunder. As of March 31, 2004, 25,682 shares of common stock had been issued upon exercise of options granted under the 1996 Plan, and options for 461,030 shares were outstanding thereunder at a weighted average exercise price of $8.20 per share. The 1996 Plan also allows for the grant of purchase rights, under which 97,610 shares have been purchased to date. Absent stockholder approval, only 119,525 shares remain available for issuance under the 1996 Plan.  Stockholder approval of this proposal is required under Nasdaq Marketplace Rules. In addition, stockholder approval is required under applicable tax laws to enable any options granted from the additional reserved pool to qualify as incentive stock options.

The 1996 Plan provides for the grant of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), solely to employees (including officers and employee directors), and nonstatutory stock options to employees, directors and consultants.

In order to tie director compensation more directly to the individual director’s contributions to the Company, the 1996 Plan includes an automatic grant program for non-employee directors. This program provides for automatic grants on January 1 of each year to directors who are not employees of the Company of an option to purchase 1,000 shares. In addition, in the case of a new director, automatic grants shall be effective upon such director’s initial election or appointment to the Board with the number of underlying shares equal to the product of 250 multiplied by the number of regularly scheduled meetings remaining in that year. Subject to continued status as a director, options granted pursuant to the automatic grant program vest 25% per year on each of the fifth, sixth, seventh and eighth anniversaries of the date of grant; provided, however, that 250 shares vest on each date the director attends a Board meeting in person during that year. In addition, each such director will automatically be granted a fully-vested option to purchase an additional 250 shares on each date the director attends an in-person meeting of a committee of the Board other than on the same day or within one day of a full Board meeting.

As of March 31, 2004, approximately 50 persons were eligible to receive grants under the 1996 Plan. The Compensation Committee of the Board of Directors administers the 1996 Plan. Subject to the restrictions of the 1996 Plan, the Compensation Committee determines who is granted options, the terms of options granted, including exercise price, the number of shares subject to the option and the option’s exercisability. The current members of the Compensation Committee are Mr. deCastro and Mr. Fischer, although from and after the date of the meeting, Mr. Fischer will be leaving the Board and we expect directors Maleska and Sears to join the Compensation Committee.

The exercise price of options granted under the 1996 Plan is determined on the date of grant, and in the case of incentive stock options must be at least 100% of the fair market value per share at the time of grant. The exercise price of any option granted to an optionee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. The aggregate fair market value of common stock (determined as of the date of the option grant) for which incentive stock options may for the first time become exercisable by any individual in any calendar year may not exceed $100,000. Payment of the exercise price may be made by delivery of cash or a check to the order of the Company, or by any other means determined by the Board of Directors.

Options granted to employees under the 1996 Plan generally become exercisable in increments, based on the optionee’s continued employment with us, over a period of up to four years. The term of an incentive stock option may not exceed 10 years. The form of option agreement generally provides that options granted under the 1996 Plan, whether incentive stock options or nonstatutory options, expire 10 years from the date of grant. Incentive stock options granted pursuant to the 1996 Plan are not transferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. Generally, in the event of a merger of the Company with or into another corporation or a sale of all or substantially all of our assets, all outstanding options under the 1996 Plan shall accelerate and become fully exercisable upon consummation of such merger or sale of assets.

The Board may amend the 1996 Plan at any time or from time to time or may terminate the 1996 Plan without the approval of the stockholders, provided that stockholder approval is required for any amendment to the 1996 Plan requiring stockholder approval under applicable law as in effect at the time. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the 1996 Plan. In general, the Board may accelerate the exercisability of any option or waive any condition or restriction pertaining to such option at any time. The 1996 Plan will terminate in August 2006, unless terminated sooner by the Board.

Tax Consequences of Options

An optionee who is granted an incentive stock option will generally not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise will increase the optionee’s alternative minimum taxable income by an amount equal to the difference, if any, between the fair market value of the shares at the time of exercise and the option’s exercise price, and therefore may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option’s exercise or (ii) the sale price of the shares. We will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares.

All other options that do not qualify as incentive stock options are referred to as nonstatutory options. Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon its exercise, however, the optionee will generally recognize taxable ordinary income measured as the excess of the then fair market value of the shares acquired over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an optionee who is also one of our employees will be subject to tax withholding by us. We will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price received and the fair market value for the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares.

The foregoing is only a summary, based on the current Code and Treasury Regulations thereunder, of the federal income tax consequences to the optionee and the Company with respect to the grant and exercise of options under the 1996 Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee’s death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

Proposed Amendment

In March 2004, the Board of Directors adopted an amendment to the 1996 Plan, subject to stockholder approval, to increase the number of shares reserved for issuance thereunder by 1,000,000 shares, from 702,489 shares to 1,702,489 shares (the “Share Amount Amendment”). Without giving effect to the Share Amount Amendment, as of March 31, 2004, only 119,525 shares remained available for future grant under the 1996 Plan, which will not allow us to meet our anticipated needs with respect to the issuance of such additional options to our employees, directors and consultants.

At the meeting, we are asking the stockholders to approve the Share Amount Amendment.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and entitled to vote on this proposal at the meeting will be required to approve the Share Amount Amendment.

Votes withheld on this proposal will be counted for purposes of determining the presence or absence of a quorum for the transaction of business and will be treated as shares represented and voting on this proposal at the meeting. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors has unanimously approved and recommends a vote “FOR” the proposed increase to the number of shares reserved for issuance under the 1996 Plan.

PROPOSAL NO. 6—RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Our Board of Directors has appointed the firm of Reznick Fedder & Silverman, Bethesda, Maryland, to serve as our independent auditors for the fiscal year ending December 31, 2004, and recommends that the stockholders ratify such action. Shareholder ratification of the selection of our independent auditors is not required by our bylaws or otherwise. However, the Board is submitting this proposal to our shareholders as a matter of good corporate practice. Reznick Fedder & Silverman began auditing our accounts in November 2003 and has advised us that it does not have, and has not had, any direct or indirect financial interest in the Company or its subsidiaries in any capacity other than that of serving as independent auditors. Representatives of Reznick Fedder & Silverman are not currently expected to attend the Meeting. Accordingly, they will not likely have an opportunity to make a statement or respond to questions.

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and entitled to vote on this proposal at the meeting shall constitute ratification of the appointment of Reznick Fedder & Silverman. If the stockholders do not ratify the appointment of Reznick Fedder & Silverman, the Board of Directors will reconsider its selection.

The Board of Directors has unanimously approved and recommends a vote “FOR” the ratification of the appointment of Reznick Fedder & Silverman as our independent auditors for the fiscal year ending December 31, 2004.

OTHER INFORMATION

Principal Stockholders

The following table sets forth certain information regarding the ownership of shares of our common stock as of the record date by:

•        each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•        each of our directors and director nominees;

•        each of the Named Executive Officers, as listed under “—Executive Compensation—Summary Compensation” in this proxy statement; and

•        all of our directors and executive officers as a group.

As of the record date, we had

•        6,211,693 shares of common stock outstanding; and

•        2,239,050 shares of common stock issuable upon conversion of convertible debt, but not necessarily within 60 days of the record date (without regard to limitations on the number of shares that can be issued upon conversions that are subject to stockholder approval hereunder).

Share ownership in the case of common stock includes shares issuable upon the exercise of warrants and options that may be exercised in each case within 60 days after the record date for purposes of computing the percentage of common stock owned by such person but not for purposes of computing the percentage owned by any other person. Except as indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock indicated below.

	Beneficially Owned	Percentage Owned
Barry K. Fingerhut(1) 80 Cuttermill Road Suite 311, Great Neck, NY 11021	2,278,550	33.2%
Dolphin Offshore Partners, L.P.(2) c/o Dolphin Asset Management Corp. 129 East 17th Street New York, NY 10003	673,960	10.5%
Barry Rubenstein(3) 68 Wheatley Road Brookville, NY 11545	429,710	6.9%
Hambrecht & Quist Guaranty Finance, LLC(4) One Bush Street San Francisco, CA 94101	385,871	6.0%
Hermes Investment Group, Inc.(5) 4835 E. Exeter Boulevard Phoenix, AZ 85018	363,025	5.8%
Bedford Oak Partners L.P.(6) 100 South Bedford Road Mt. Kisco, NY 10549	338,200	5.4%
Nat P. Kannan(7)	81,293	1.3%
Daniel J. Neal(8)	9,657	*
Christopher L. Nelson(9)	48,725	*
John D. Sears(10)	43,938	*
William E. Kimberly(11)	31,600	*
Ronald E. Freedman(12)	12,687	*
Martin E. Maleska(13)	17,304	*
Edson D. deCastro(14)	5,893	*
Dennis J. Fischer(15)	9,837	*
All directors and executive officers as a group (9 persons)(16)	260,934	4.2%

      *Less than one percent

  (1)   Consists of: (i) 1,437,053 shares of common stock and 693,876 shares of common stock issuable upon exercise of warrants and options, all held by Mr. Fingerhut directly; (ii) 135,374 and 10,921 shares of common stock and 10,928 and 929 shares of common stock issuable upon exercise of warrants, all held by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., respectively, two investment partnerships of which Mr. Fingerhut serves as an officer of the General Partner; (iii) 42,226 shares of common stock and 17,591 shares of common stock issuable upon exercise of warrants, all held in a joint account with respect to which Mr. Fingerhut has investment and voting power; and (iv) 6,340 shares of common stock held by Mr. Fingerhut’s spouse. Mr. Fingerhut disclaims beneficial ownership of the shares held by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., except to the extent of his pecuniary interest therein.

  (2)   Includes 232,207 shares of common stock issuable upon the exercise of warrants.

  (3)   Includes 65,039 shares of common stock issuable upon the exercise of warrants.

  (4)   Includes 220,632 shares of common stock issuable upon the exercise of warrants.

  (5)   Includes 59,373 shares of common stock issuable upon the exercise of warrants.

  (6)   Includes 72,200 shares of common stock issuable upon the exercise of warrants.

  (7)   Includes 62,540 shares of common stock issuable upon the exercise of options.

  (8)   Includes 2,329 shares of common stock issuable upon the exercise of warrants and options.

  (9)   Includes 35,725 shares of common stock issuable upon the exercise of warrants and options.

(10)   Includes 7,288 shares of common stock issuable upon the exercise of warrants and options.

(11)   Includes 12,830 shares of common stock issuable upon the exercise of options, as well as 835 shares held by Mr. Kimberly’s wife.

(12)   Includes 12,187 shares of common stock issuable upon the exercise of options.

(13)   Includes 2,750 shares of common stock issuable upon the exercise of options.

(14)   Consists of shares of common stock issuable upon the exercise of options.

(15)   Includes 2,000 shares of common stock issuable upon the exercise of options.

(16)   Includes the shares (including the shares underlying options and warrants) discussed in footnotes (7)-(15).

Executive Compensation

Summary Compensation

The following table sets forth all compensation paid by us for services rendered to us in all capacities for the fiscal years ended December 31, 2001, 2002 and 2003 to our chief executive officer and our only three other highest-paid executive officers who earned at least $100,000 in 2003 (collectively, the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Restricted Stock Awards		Stock Options (Shares)	All Other Compensation
Narasimhan P. Kannan	2003	$282,800	$—	—		60,000	$14,737	(1)
Chief Executive Officer	2002	$39,960	—	—		—	$162,109	(2)
	2001	$220,000	—	—		41,250	$—
Daniel J. Neal	2003	$160,000	$500	—		—	$—
Vice President of Strategic	2002	$160,000	—	—		—	$—
Partnerships(3)	2001	$215,000	—	—		80,000	$—
Ronald E. Freedman	2003	$150,000	$3,500	—		25,000	$29,334	(4)
Senior Vice President of	2002	$140,250	$1,000	—		5,000	$25,414	(4)
Worldwide Sales &	2001	$140,459	$15,000	—		8,000	$88,751	(5)
Marketing
Christopher L. Nelson	2003	$200,000	$63,500			50,000	$—
Chief Financial Officer(6)	2002	$94,592	$38,000	$39,000	(7)	37,750	$—

(1)   Consists of $13,750 of severance payments following his termination as Executive Chairman in December 2001 and $987 of accrued vacation pay.

(2)          Consists of $151,250 of severance payments following his termination as Executive Chairman in December 2001 and $10,859 of accrued vacation pay.

(3)          Mr. Neal’s employment with VCampus terminated on December 31, 2003.

(4)          Consists of commissions.

(5)          Consists of $24,991 in commissions and $63,760 in relocation expenses.

(6)          Mr. Nelson joined us in May 2002 as our Chief Financial Officer.

(7)          Represents the fair market value of 10,000 shares of restricted common stock purchased by Mr. Nelson on June 3, 2002, the date of his employment agreement, based on the closing sale price of our common stock of $4.00 per share on that date, less the aggregate exercise price of $1,000. As of December 31, 2003, these 10,000 shares of common stock were valued at $13,700 in the aggregate based on the closing sale price of our common stock on the last trading day of 2003 ($1.47 per share), less the aggregate exercise price of $1,000. The restrictions on all of these shares lapsed in September 2002.

Option Grants, Exercises and Holdings and Fiscal Year-End Option Values.

The following table summarizes all option grants during the year ended December 31, 2003 to the Named Executive Officers:

Option Grants during the Year Ended December 31, 2003

	Number of Shares Underlying Options	% of Total Options Granted to	Exercise or Base Price per	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Granted	Employees	Share	Date	5%	10%
Christopher L. Nelson	30,000	9.8%	$3.72	1/21/13	$70,185	$177,862
	20,000	6.5%	$1.40	12/15/13	$17,609	$44,625
Ronald E. Freedman	10,000	3.3%	$3.72	1/21/13	$23,395	$59,287
	15,000	4.9%	$1.40	12/15/13	$13,207	$33,469
Narasimhan P. Kannan	35,000	11.4%	$3.72	1/21/13	$81,882	$207,505
	25,000	8.1%	$1.40	12/15/13	$22,011	$55,781

(1)          The compounding assumes a 10-year exercise period for all option grants. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in this table may not be necessarily achieved.

No stock options were exercised by the Named Executive Officers during 2003. The following table sets forth certain information concerning the number and value of unexercised options held by the Named Executive Officers as of December 31, 2003:

Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003(1)
Name	Exercisable(2)	Unexercisable(2)	Exercisable(2)	Unexercisable(2)
Narasimhan P. Kannan	51,602	60,000	$—	$1,750
Daniel J. Neal	76,454	—	$—	$—
Christopher L. Nelson	25,000	62,750	$—	$1,400
Ronald E. Freedman	8,000	30,000	$—	$1,050

(1)          Options are considered in-the-money if the market value of the shares covered thereby is greater than the option exercise price. The values in the table are calculated by subtracting the exercise price of each option from $1.47 (the closing sale price of our common stock as represented on the Nasdaq SmallCap Market on December 31, 2003) and multiplying the difference by the number of shares underlying each option.

(2)          The first number represents the number or value as called for by the appropriate column of exercisable (vested) options; the second number represents the number or value as appropriate of unexercisable (unvested) options.

Equity Compensation Plan Information

The following table provides information as of December 31, 2003 on all our equity compensation plans currently in effect.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options or warrants	Weighted-average exercise price of outstanding options or warrants	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders:
Amended and Restated Stock Option Plan and 1996 Stock Plan	529,242	$7.47	78,426
Equity compensation plans not approved by shareholders:
Compensatory warrants issued to service providers	367,639	$20.31	0
Total	896,891	$12.73	78,426

The compensatory warrants identified in the above table consists of approximately 30 grants made to placement agents and financial advisors in exchange for their services in connection with a variety of financings completed since 1998. These warrants expire on various dates beginning in September 2003 and ending in April 2009 and have exercise prices ranging from $2.00 to $70.00 per share. The forms of warrants granted under these arrangements are consistent with the forms of warrants granted to investors in the corresponding financings and generally include a net exercise provision.

Employment Agreements

Following Mr Kannan’s reappointment as our Chief Executive Officer in December 2002, Mr. Kannan and VCampus entered into a new employment agreement, effective on January 1, 2003, providing for an annual base salary of $280,000. Mr. Kannan was granted a performance-based option to purchase 35,000 shares of common stock at market price on the date of grant ($3.72 per share). The term of the agreement expired in June 2003, at which time VCampus and Mr. Kannan entered into an Amended and Restated Employment Agreement extending his employment for an additional 2 years at the same base salary as provided under the prior agreement. VCampus is entitled to retain from any payments due to Mr. Kannan under the agreement, on a net (after tax) basis, up to $3,000 per month to be applied to the repayment of any and all loans owed by Mr. Kannan to VCampus. Mr. Kannan is eligible for performance bonuses in the discretion of the Board. In the event Mr. Kannan is terminated without cause, he would become entitled to continue to receive his salary for up to 30 days.

In connection with the resignation of Mr. Neal as Chief Executive Officer and his appointment as Executive Vice Chairman and Chief of Strategic Partnerships in December 2002, we entered into an amended and restated employment agreement with him. Mr. Neal’s new employment agreement provided for an annual base salary of $160,000. Mr. Neal was eligible for performance bonuses in the discretion of the Board, but no such bonus was paid to him in 2003. Mr. Neal’s employment with VCampus terminated in December 2003 upon the expiration of his employment agreement.

Mr. Nelson’s employment agreement provides for an annual base salary of $200,000. The term of the agreement, as renewed, expires in May 2005, but the agreement is subject to automatic one-year renewal terms unless sooner terminated. Mr. Nelson is eligible for annual performance bonuses of up to 50% of his annual base salary based on achievement of specified performance criteria set forth in his employment agreement. He received a performance bonus of $63,000 in 2003. Consistent with our policies, in the event Mr. Nelson is terminated for cause or resigns for good reason (including a change of control), we are required under his employment agreement to continue paying him his annual base salary for six months as severance.

Compensation of Directors

Beginning in April 2002, we agreed to pay our non-employee directors $3,000 for each in-person Board meeting attended and $1,500 for each in-person committee meeting attended that is not on the same day or within a day of a full Board meeting. In addition, we agreed to pay non-employee directors $1,000 for participating in each telephonic Board meeting and in each committee meeting that is not on the same day or within one day of a full Board meeting. Directors can elect to be paid these fees in cash or common stock valued at fair market value on the date of grant. We reimburse directors for expenses incurred in connection with each board or committee meeting attended.

The 1996 Plan provides for the grant of nonstatutory options to our non-employee directors. The 1996 Plan provides automatic grants on January 1 of each year to non-employee directors of an option to purchase 1,000 shares. In addition, in the case of a new director, automatic grants shall be effective upon such director’s initial election or appointment to the Board with the number of underlying shares equal to the product of 250 multiplied by the number of regularly scheduled meetings remaining in that year. Subject to continued status as a director, options vest 25% per year on each of the fifth, sixth, seventh and eighth anniversaries of the date of grant; provided, however, that 250 shares vest on each date the director attends a Board meeting in person during that year. In addition, such director will automatically be granted a fully- vested option to purchase an additional 250 shares on each date the director attends an in-person meeting of a committee of the Board other than on the same day or within one day of a full Board meeting.

Under the 1996 Plan’s automatic grant program, during 2003 the non-employee directors received options as follows: Mr. Kimberly—2,000; Mr. Sears—1,000; Mr. deCastro—1,000; Mr. Maleska—1,000; and Mr. Fischer—1,250.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors is responsible for establishing compensation policy and administering the compensation programs of our executive officers. The purpose of this report is to inform stockholders of our compensation policies for executive officers and the rationale for the compensation paid to executive officers in 2003.

The Compensation Committee of the Board of Directors, consisting entirely of non-employee directors, approves all policies under which compensation is paid or awarded to our executive officers. The Compensation Committee is currently composed of Messrs. deCastro and Fischer, although upon Mr. Fischer’s departure from the Board effective on the meeting date, we expect directors Maleska and Sears to join the Compensation Committee. The members of the Compensation Committee also administer our stock plans.

For compensation paid to the Chief Executive Officer and other Named Executive Officers in 2003, no reference was made to the data for comparable companies included in the performance graph included in this proxy statement under the heading—”Performance Graph.”

Compensation Philosophy.   Our executive compensation program has three objectives: (1) to align the interests of the executive officers with the interest of our stockholders by basing a significant portion of an executive’s compensation on our performance; (2) to attract and retain highly talented and productive executives; and (3) to provide incentives for superior performance by our executives. To achieve these objectives, the Compensation Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options. These compensation elements are in addition to the general benefits programs that we offer to all of our employees.

Each year, the Compensation Committee reviews our executive compensation program. In its review, the Compensation Committee studies the compensation packages for executives of companies at a comparable stage of development and in our geographical area, assesses the competitiveness of our executive compensation program and reviews our financial and operational performance for the previous fiscal year. The Compensation Committee also gauges the success of the compensation program in achieving its objectives in the previous year, and considers our overall performance objectives.

Each element of our executive compensation program is discussed below.

Base Salaries.   The Compensation Committee annually reviews the base salaries of our executive officers. The base salaries for our executive officers for 2003 were established at the beginning of that fiscal year, or when the executive joined us, as the case may be. In addition to considering the factors listed in the foregoing section that support our executive compensation program generally, the Compensation Committee reviews the responsibilities of the specific executive position and the experience and knowledge of the individual in that position. The Compensation Committee also measures individual performance based upon a number of factors, including measurement of our historic and recent financial and operational performance and the individual’s contribution to that performance, the individual performance on non-financial goals and other contributions of the individual to our success, and gives each of these factors relatively equal weight without confining its analysis to a rigorous formula. As is typical of most corporations, the actual payment of base salary is not conditioned upon the achievement of any predetermined performance targets.

Incentive Compensation.   Cash bonuses established for executive officers are intended to motivate the individual to work hard to achieve our financial and operational performance goals or to otherwise incent the individual to aim for a high level of achievement on our behalf in the coming year. The Compensation Committee does not have an exact formula for determining bonus payments, but has established general target bonus levels up to a maximum of 50% of base salary for executive officers based in relatively equal measures upon the Compensation Committee’s subjective assessment of our projected revenues and net income, customer service metrics and other operational and individual performance factors. The Committee may adjust these targets during the year.

Long-Term Incentive Compensation.   Our long-term incentive compensation plan for our executive officers is based upon our stock plans. We believe that placing a portion of our executives’ total compensation in the form of stock options achieves three objectives. It aligns the interest of our executives directly with those of our stockholders, gives executives a significant long-term interest in our success and helps us retain key executives. Options generally vest over a three to five-year period based upon continued employment. In the past five years, we granted performance-based options to the Chief Executive Officer and various other executive officers. As modified in April 2001, these grants vest ratably over four years beginning five years from the date of grant, subject to accelerated vesting in full during the first four years after the grant date if we record quarterly earnings before taxes of not less than $400,000 on net quarterly revenue of not less than $3,000,000 for two consecutive quarters. The vesting of Mr. Neal’s 12,500 performance-based options terminated following the termination of  his employment in December 2003. In December 2001, we granted an option to Mr. Neal to purchase 50,000 shares at fair market value on the date of grant, vesting one fourth upon grant and the remainder vesting equally over the four quarters thereafter, based upon continued employment. In January 2003, we granted a performance option to Mr. Kannan to purchase 35,000 shares of common stock that vests ratably over three years, subject to acceleration in the event certain revenue, profitability and EBITDA milestones are achieved.

In determining the number of options to grant an executive, the Board primarily considered the executive’s past performance and the degree to which an incentive for long-term performance would benefit us, as well as the number of shares and options already held by the executive officer. It is the Compensation Committee’s policy to grant options at fair market value unless particular circumstances warrant otherwise.

Benefits.   We believe that we must offer a competitive benefit program to attract and retain key executives. During fiscal 2003, we provided the same medical and other benefits to our executive officers that are generally available to our other employees.

Compensation of the Chief Executive Officer.   The Chief Executive Officer’s compensation is based upon the same elements and measures of performance as is the compensation for our other executive officers. The Compensation Committee approved a base salary for Mr. Kannan of $23,333 per month beginning in January 2003. In structuring the compensation of Mr. Kannan, the Compensation Committee considered the alignment of his compensation package with our financial performance to be essential. [No] cash bonus was paid to Mr. Kannan for 2003.

Section 162(m) of the Code.   It is the responsibility of the Compensation Committee to address the issues raised by Section 162(m) of the Code. This Section makes certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to such companies. The Compensation Committee has reviewed these issues and has determined that it is not necessary for us to take any action at this time with regard to these issues.

Neither the material in this report, nor the Performance Graph, is soliciting material, is or will be deemed filed with the Securities and Exchange Commission or is or will be incorporated by reference in any filing we make under the Securities Act of 1933 or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

Dated: April 2004	Submitted by:	THE COMPENSATION COMMITTEE Edson D. deCastro Dennis J. Fischer

Compensation Committee Interlocks and Insider Participation

As of December 31, 2003, the Compensation Committee of the Board of Directors consisted of Messrs. deCastro and Fischer, neither of whom was at any time during the fiscal year ended December 31, 2003, or at any other time, an officer or employee of VCampus. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or the Compensation Committee.

Change in Independent Auditors During 2003

On September 16, 2003 we announced that Ernst & Young LLP (“E&Y”), our independent auditor, notified us that it intended to resign as our independent auditor following completion of its review of the third quarter financial statements and our filing of same with the SEC on or about November 14, 2003. E&Y determined, based solely on its own business reasons, that it was no longer in the best interest of E&Y or VCampus for E&Y to continue to serve as our independent auditor beyond that date. Following the completion of E&Y’s review of the third quarter financials and the filing of our quarterly report for the period ended September 30, 2003, E&Y’s engagement as our independent auditor was terminated effective upon its resignation on November 20, 2003.

The decision to change independent auditors was not recommended by our Audit Committee, but in response to the notification, the Audit Committee did approve the change and authorized the initiation of a search for a new independent auditor. After a thorough search and interview process, the Audit Committee selected and engaged the firm of Reznick Fedder and Silverman to serve as our new independent auditor, effective on November 21, 2003. We did not, during our two most recent fiscal years or any subsequent interim period prior to the new engagement, consult our newly-appointed auditor regarding: (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (2) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).

The reports of E&Y on our consolidated financial statements as of and for the fiscal years ended December 31, 2001 and 2002 contained no adverse opinion or disclaimer of opinion, nor were the reports modified or qualified as to uncertainty, audit scope or accounting principles.

In connection with E&Y’s audits for the fiscal years ended December 31, 2001 and December 31, 2002, and during the subsequent interim period preceding its resignation, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if they had occurred and not been resolved to the satisfaction of E&Y, would have caused E&Y to make reference to such disagreements in its reports on the consolidated financial statements for those years.

Report of the Audit Committee

The Audit Committee is composed of three directors who are “independent” as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules. The members also meet the independence requirements under SEC rules regarding audit committees. The Audit Committee operates under a written charter previously approved by the Board of Directors and performs the functions described therein. A copy of that charter is attached to this proxy statement as Appendix A. The Board has designated and determined the qualification of Mr. Maleska as the “audit committee financial expert,” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act.

The Audit Committee reviews our company’s financial reporting process on behalf of our board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and procedures for financial reporting. In this context, the Audit Committee met six times during 2003 and held discussions with management and our independent auditors regarding these matters. Management represented to the Audit Committee that our company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and fairly present, in all material respects, the financial condition, results of operations and cash flows of our company as of and for the periods presented in the financial statements.

During its meetings with management and our independent auditors, the Audit Committee reviewed and discussed, among other things:

•       the appointment of Reznick Fedder & Silverman as our independent auditors,

•       the impact of the Sarbanes-Oxley Act of 2002 and related corporate governance proposals, including the certifications required to be made by our Chief Executive Officer and Chief Financial Officer,

•       management evaluations of the internal controls and disclosure controls and procedures that we have adopted,

•       the annual external audit plan including risk assessments, and

•       our significant accounting policies.

The Audit Committee confirmed that the independent auditors were satisfied with the positions taken by management in the presentation of our financial results and the independent auditors confirmed that there were no matters regarding our internal controls requiring communication to the Audit Committee under generally accepted auditing standards. In March 2004, management and Reznick Fedder and Silverman reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2003 with the Audit Committee, together with our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This discussion included among other things:

•       critical accounting policies and practices used in the preparation of our financial statements,

•       any significant audit adjustments proposed by the independent auditors, confirmation that there were no matters of significant disagreement between management and the independent auditors during the audit, and

•       other matters required to be discussed by Statements of Auditing Standards.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2003.

The Audit Committee has also discussed with Reznick Fedder and Silverman the matters required to be discussed by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee has received the written disclosures and confirmation from Reznick Fedder and Silverman required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with Reznick Fedder and Silverman their independence.

Fees Paid to the Independent Auditors

For the years ended December 31, 2003 and 2002, Ernst & Young, our independent auditors prior to November 2003, performed professional services for us. Reznick Fedder & Silverman, our independent auditors beginning in November 2003, also performed professional services for us during the last two months of 2003. The professional services provided by Ernst & Young and Reznick Fedder & Silverman and the fees billed for those services are set forth below.

Audit Fees

The aggregate fees billed by Ernst & Young for the audit of our annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q filed during 2002 was $133,000. The aggregate fees billed by Ernst & Young for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the first three quarters of 2003 was $42,000. The estimated fees to be billed by Reznick Fedder & Silverman for the audit of our annual financial statements for the fiscal year ended December 31, 2003 is $77,000.

Audit-Related Fees

The aggregate fees billed to us by Ernst & Young and Reznick Fedder & Silverman for assurance and related services that were reasonably related to the audit or review of our financial statements for the fiscal years ended December 31, 2002 and 2003, and which are not included in the amounts disclosed above under the caption “Audit Fees,” were $16,000 and $154,000, respectively. These fees result primarily from services rendered for the review of our registration statements filed with the SEC and responses to SEC comments and accounting consultation on proposed transactions.

Tax Fees

The aggregate fees billed to us by Ernst & Young for tax services for the fiscal years ended December 31, 2003 and 2002 were $17,000 and $15,000, respectively. The fees were for tax services related to federal, state and local tax preparation assistance, tax compliance and general tax consulting.

All Other Fees

The aggregate fees billed to us by Ernst & Young  for services other than those reported above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were $0 and $0 for the fiscal years ended December 31, 2003 and 2002, respectively.

The Audit Committee considered whether the provision of all services unrelated to the audit services are compatible with maintaining Ernst & Young’s independence in performing its audit services.

The Audit Committee pre-approves the engagement of our independent auditor to render audit services to us. The Audit Committee also pre-approves the provision by our independent auditor of specific permitted non-audit services on a case-by-case basis. The Audit Committee generally limits its pre-approval of non-audit services to a specified period of time and, for some services, to a maximum dollar amount.

Submitted by:	THE AUDIT COMMITTEE
William E. Kimberly John D. Sears Martin E. Maleska

The material in this report will not be deemed filed with the SEC or will be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filings.

Performance Graph

The following graph shows a five-year comparison of cumulative total stockholder returns(1) for VCampus, the CRSP Total Market Return Index of the Nasdaq Stock Market and CRSP Nasdaq Non-Financial Stocks Total Return Index. (The “CRSP” is the Center for Research in Securities Prices at the University of Chicago.) The graph assumes that $100 was invested on December 31, 1998 in each of our common stock, the stocks in the CRSP Total Market Return Index of the Nasdaq Stock Market and the stocks in the CRSP Nasdaq Non-Financial Stocks Index.

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
VCMP	$100.00	$52.58	$14.19	$7.39	$8.47	$3.27
NASDAQ CRSP Total	$100.00	$186.44	$162.66	$88.84	$61.13	$92.21
NASDAQ Non-Financial	$100.00	$196.05	$114.46	$87.51	$57.18	$87.54

(1)   Total return assumes reinvestment of dividends. Total returns for the Nasdaq Stock Market and the Nasdaq Non-Financial Stocks indices are weighted based on market capitalization.

Certain Transactions

In December 1996, we loaned Nat Kannan, our founder, Chief Executive Officer and Chairman, $100,000 to help satisfy Mr. Kannan’s income tax withholding obligations relating to back wages paid to

Mr. Kannan by us in 1996. The largest outstanding principal amount under the loan, together with interest accrued thereon, during 2003 was approximately $117,000. The loan bears interest at the prime rate, as announced from time to time by Wachovia Bank, minus one percent with principal and accrued interest payable in full upon demand. Mr. Kannan repaid an aggregate of $20,000 in accrued interest and $16,000 in principal to us under this loan obligation in 2003.

In September 2002, we raised approximately $1,000,000 through the issuance of 46,400 shares of Series G Preferred Stock at a purchase price of $21.96 per share. Under the terms of this financing, we also issued five-year fully vested warrants to purchase 116,000 shares of common stock at $2.42 per share. Each share of Series G Preferred Stock was initially convertible into 10 shares of common stock at any time at the election of the holder. Mr. Fingerhut, our largest beneficial stockholder, and Dolphin Offshore Partners, then a beneficial holder of more than 5% of our outstanding common stock, invested $592,920 and $219,600, respectively, in the financing. Mr. Fingerhut also purchased $19,920 of shares of Series G preferred stock in November 2002 at $24.90 per share and received warrants to purchase 200 shares of common stock at $2.74 per share. Mr. Fingerhut also beneficially purchased $149,931 and $400,000 of shares of Series G preferred stock in February and March 2003, respectively, at $39.50 and $27.22 per share, respectively, and received warrants to purchase 9,493 and 36,740 shares of common stock. In May 2003, Mr. Fingerhut purchased $110,000 of shares of Series H preferred stock at $240.00 per share and received warrants to purchase 11,475 shares of common stock at $5.00 per share. Each share of Series H was initially convertible into 100 shares of common stock.

As an incentive to effect the voluntary conversion of all of our outstanding shares of preferred stock into common stock in June 2003, we issued warrants to all of our holders of preferred stock to purchase a number of shares of common stock equal to 20% of the number of shares of common stock that such holders would receive upon conversion of their preferred stock pursuant to the conversion terms applicable thereto. The exercise price of the incentive warrants is $3.85 per share. As holders of our preferred stock, Barry Fingerhut, Hambrecht & Quist Guaranty Finance, LLC and Dolphin Offshore Partners received their respective allocable shares of those incentive warrants.

In September 2003, we raised $825,330 through the private placement of 318,660 units, at a purchase price of $2.59 per unit. Each unit consisted of one share of common stock and a three-year warrant to purchase one share of common stock with an exercise price of $2.59 per share. Under the terms of the financing, because we did not raise an additional $2,000,000 in equity financing by November 15, 2003, on that date the unit holders became entitled to receive additional shares of common stock as if the purchase price per share of common stock equaled $2.00 when the units were purchased, and the exercise price of the warrants decreased to $2.00 per share. Barry Fingerhut, our largest stockholder, invested $200,000 in this financing.

In March 2004, Barry Fingerhut loaned us $250,000 in exchange for a short-term note bearing interest at 6%. We also paid him a 1% commitment fee for this loan. In connection with the $5.3 million financing we completed in March 2004, Mr. Fingerhut converted this short-term note into the same form of 5-year convertible note issued to other investors in this financing. This note bears interest at 8% and is convertible into common stock at an initial conversion price of $1.63 per share. In March 2004, VCampus entered into a consulting agreement with Siar Capital, an investment firm that acquired more than a 5% beneficial interest in our common stock in connection with its investment in the March 2004 financing. Pursuant to the consulting agreement, VCampus paid Siar Capital $62,500 in cash, issued them a warrant to purchase 250,000 shares of common stock at an initial exercise price of $1.63 per share and is obligated to issue them a total of 76,688 shares of common stock upon stockholder approval of Proposal No. 3 at the meeting.

We have adopted a policy that all transactions between us and our executive officers, directors and other affiliates must be approved by a majority of the members of our Board of Directors and by a majority of the disinterested members of our Board of Directors, and must be on terms no less favorable to us than could be obtained from unaffiliated third parties. Any new loans or advances with insiders and any forgiveness of loans to insiders must be for a bona fide business purpose and be approved by a majority of the independent members of our Board of Directors who do not have an interest in the transactions.

All past and ongoing transactions involving insiders were approved by at least a majority of our independent and disinterested directors at the time of the transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, our directors and executive officers and persons who beneficially own 10% or more of our common stock (collectively, “Insiders”) are required to file reports with the SEC indicating their holdings of and transactions in our equity securities. Insiders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, there were no reports required under Section 16(a) of the Exchange Act which were not timely filed during the fiscal year ended December 31, 2003, except for the following:

1)              Narasimhan P. Kannan filed a late form 4 on January 27, 2003 to report his receipt of an option to purchase 35,000 shares of common stock he acquired on January 22, 2003.

2)              Barry K. Fingerhut filed a late form 4 on November 25, 2003 to report his acquisition of 22,780 shares of common stock and the repricing of 77,220 warrants to $2.00 on November 15, 2003.

3)              William E. Kimberly filed a late form 4 on March 21, 2003 to report his acquisition of 1,255 shares of common stock on March 18, 2003.

4)              William E. Kimberly filed a late form 4 on January 27, 2003 to report his acquisition of 268 shares of common stock on January 22, 2003.

5)              William E. Kimberly filed a late form 4 on January 17, 2003 to report his receipt of an option to purchase 1,000 shares of common stock he acquired on January 1, 2003.

6)              Edson D. deCastro filed a late form 4 on January 17, 2003 to report his receipt of an option to purchase 1,000 shares of common stock he acquired on January 1, 2003.

7)              John D. Sears filed a late form 4 on January 27, 2003 to report his acquisition of 268 shares of common stock on January 22, 2003.

8)              John D. Sears filed a late form 4 on January 17, 2003 to report his receipt of an option to purchase 1,000 shares of common stock he acquired on January 1, 2003.

9)              Martin E. Maleska filed a late form 4 on March 21, 2003 to report his acquisition of 1,255 shares of common stock on March 18, 2003.

10)       Martin E. Maleska filed a late form 4 on January 27, 2003 to report his acquisition of 268 shares of common stock on January 22, 2003.

11)       Martin E. Maleska filed a late form 4 on January 17, 2003 to report his receipt of an option to purchase 1,000 shares of common stock he acquired on January 1, 2003.

12)       Dennis J. Fischer filed a late form 4 on March 21, 2003 to report his acquisition of 1,255 shares of common stock on March 18, 2003.

13)       Dennis J. Fischer filed a late form 4 on January 27, 2003 to report his receipt of an option to purchase 1,000 shares of common stock he acquired on January 1, 2003.

14)       Ronald E. Freeman filed a late form 4 on January 27, 2003 to report his receipt of an option to purchase 10,000 shares of common stock he acquired on January 22, 2003.

DESCRIPTION OF CAPITAL STOCK

Authorized Stock

As of the record date, our authorized capital stock consisted of 36,000,000 shares of common stock, $0.01 par value per share, and 33,157,669 shares of preferred stock, $0.01 par value per share. The description below is a summary of all material provisions of our common stock and preferred stock.

Common Stock

The holders of common stock are entitled to one vote per share on all matters voted on by the stockholders, including elections of directors. Subject to the preferential rights, if any, of holders of any then outstanding preferred stock, the holders of common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefor. The terms of the common stock do not grant to the holders thereof any preemptive, subscription, redemption, conversion or sinking fund rights. Subject to the preferential rights of holders of any then outstanding preferred stock, the holders of common stock are entitled to share ratably in our assets legally available for distribution to stockholders in the event of our liquidation, dissolution or winding. As of the record date, 6,211,693 shares of common stock were issued and outstanding, 4,215,085 shares of common stock were reserved for issuance upon the exercise of outstanding warrants and approximately 461,030 shares of common stock were reserved for issuance pursuant to our stock plans.

Our Certificate of Incorporation and Bylaws contain certain provisions that may have the effect of delaying, deferring, or preventing our change of control. In addition, the Board generally has the authority, without further action by stockholders, to fix the relative powers, preferences, and rights of the unissued shares of our preferred stock. Provisions that could discourage an unsolicited tender offer or takeover proposal, such as extraordinary voting, dividend, redemption, or conversion rights, could be included in this preferred stock.

Preferred Stock

Pursuant to our Certificate of Incorporation, we have the authority to issue up to 33,157,669 shares of preferred stock, $0.01 par value per share, in one or more series as determined by our Board of Directors. The Board of Directors may, without further action by our stockholders, issue one or more series of preferred stock and fix the rights and preferences of such shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock issued by us in the future. In particular, the issuance of additional shares of preferred stock may adversely affect the voting power of the common holders. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from attempting to acquire control of us.

As of the record date, we had no shares of outstanding preferred stock of any class. However, as of that date, we had designated 11,551,412 shares of Series A Preferred Stock, 5,606,257 shares of Series B Preferred Stock, 6,000,000 shares of Series B-1 Preferred Stock, 1,000,000 shares of Series C Convertible Preferred Stock, 1,200,000 shares of Series D Convertible Preferred Stock, 3,000,000 shares of Series E

Convertible Preferred Stock, 3,000,000 shares of Series F Convertible Preferred Stock; 1,458,413 shares of Series F-1 Convertible Preferred Stock; 60,000 shares of Series F-2 Convertible Preferred Stock; 80,000 shares of Series G Convertible Preferred Stock; and 30,000 shares of Series H Preferred Stock. We do not expect to issue any additional shares from these previously created classes of preferred stock.

Convertible Debt

As of the record date we had a total of 2,239,050 shares of common stock issuable upon conversion of outstanding debt (subject to stockholder approval of Proposal No.3 at the meeting).

Section 203 of the Delaware Corporation Law

Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) prevents an “interested stockholder” (defined in Section 203 of the DGCL, generally, as a person owning 15% or more of a corporation’s outstanding voting stock), from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, unless:

•       before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•       upon consummation of the transaction that resulted in the interested stockholder’s becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•       following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

The statute could prohibit or delay a merger, takeover or other change in control of VCampus and therefore could discourage attempts to acquire VCampus.

CORPORATE GOVERNANCE

We have adopted a Code of Business Conduct that is designed to promote the highest standards of ethical conduct by our directors and employees. The Code of Business Conduct requires that our directors and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our company’s best interest. In addition, we have adopted a Code of Ethics for our chief executive officer, chief financial officer and controller, or persons performing similar functions for our company.

As a mechanism to encourage compliance with the Code of Business Conduct and the Code of Ethics, we have established procedures to receive, retain, and address complaints received regarding accounting or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner.

STOCKHOLDER COMMUNICATIONS

Stockholders and other interested parties may communicate with the Board by writing to Narasimhan P. Kannan, our Chief Executive Officer, at 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191. Mr. Kannan will relay such communications to the Board of Directors.

OTHER MATTERS

The Board of Directors knows of no other business to be brought before the meeting, but it is intended that, as to any such other business, the shares will be voted pursuant to the proxy in accordance with the best judgment of the person or persons acting thereunder.

Appendix A

VCampus Corporation
Audit Committee Charter

Mission Statement

The Audit Committee (the “Audit Committee”) will assist the Board of Directors of VCampus Corporation (the “Company”) in fulfilling its oversight responsibilities. The Audit Committee will appraise the financial reporting process, the audit process, and the Company’s process for monitoring compliance with laws and regulations and with the Company’s code of conduct. In performing its duties, the Audit Committee will maintain effective working relationships with the Board of Directors, management, and the internal and external auditors. To properly perform his or her role, each committee member will have an understanding of the responsibilities of committee membership as well as familiarity with the Company’s business, operations, and risks.

Although the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the external auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the external auditors or to assure compliance with laws and regulations and the Company’s code of conduct.

Organization

•       The Audit Committee will be composed of not less than three nor more than five members of the Board of Directors.

•       The Board of Directors will appoint committee members annually for a term of one year.

•       The Board of Directors will appoint a chairperson.

•       Each committee member shall be financially literate or become financially literate within a reasonable period of time after his or her appointment to the Audit Committee.

•       At least one member of the Audit Committee shall have accounting or related financial management expertise.

•       The Audit Committee shall comprise solely of directors independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgement as a committee member.

•       A majority of the committee members will constitute a quorum.

•       The committee will meet at least twice a year, or more frequently as required, and at such times and places as it deems advisable.

•       The committee will report to the Board of Directors after each meeting of the committee.

•       The external and internal auditors will have the right to appear before and be heard by the Audit Committee.

•       The committee will have the right, for the purpose of the proper performance of its functions, to meet at any reasonable time with the external and internal auditors or any of the officers or employees of the Company.

Roles and Responsibilities

Controls

•       Evaluate whether management is appropriately communicating the importance of internal controls.

•       Appraise the extent to which internal and external auditors examine computer systems and applications, the security of such systems and contingency plans for processing financial information in the event of a systems breakdown.

•       Determine whether internal control recommendations made by internal and external auditors are responded to by management in a timely fashion.

•       Ensure that the external auditors have access to the Audit Committee with regard to issues of fraud, deficiencies in internal controls and related matters.

Financial Reporting

General

•       Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements.

•       Discuss with management and the internal and external auditors significant risks and exposures and the plans to minimize such risks.

Annual Financial Statements

•       Consider the annual financial statements and determine whether they are consistent with the information known to committee members;

•       Discuss judgmental areas such as those involving valuation of assets and liabilities, including, for example, the accounting for and disclosure of revenue recognition and reserves.

•       Meet with management and the external auditors together and separately to discuss the financial statements and the results of the audit.

•       Review the annual report before its release and consider whether the information contained therein is consistent with members’ knowledge about the Company and its operations.

•       Obligate the external auditors to communicate certain required matters to the committee.

Interim Financial Statements

•       Be briefed on how management develops and summarizes quarterly financial information, and the extent to which the external auditors review quarterly financial information.

•       Meet with management and, if a pre-issuance review was completed, with the external auditors, either telephonically or in person, to discuss the interim financial statements and the results of the review (this may be done by the committee chairperson or the entire committee).

Compliance with Laws and Regulations

•       Appraise the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities.

•       Periodically obtain updates from management regarding compliance.

2

•       Review the findings of any examinations by regulatory agencies such as the Securities and Exchange Commission.

Compliance with Code of Conduct

•       Ensure that a code of conduct is formalized in writing and obligate management to communicate it to all employees.

•       Evaluate whether management is appropriately communicating the importance of the code of conduct and the guidelines for acceptable business practices.

•       Review the program for monitoring compliance with the code of conduct.

•       Periodically obtain updates from management regarding compliance.

Internal Audit

•       Review the activities and organizational structure of the internal audit function.

•       Review the qualifications of the director of internal audit and concur in the appointment, replacement, reassignment, or dismissal of that individual.

External Audit

•       Instruct the external auditors that the Board of Directors and the Audit Committee, as the shareholders’ representative, is the external auditors’ client.

•       Review the external auditors’ proposed audit scope and approach.

•       Review the performance of the external auditors and recommend to the Board of Directors the appointment, retention or discharge of the external auditors.

•       Obtain from the external auditors a formal written statement delineating all relationships between the external auditors and the Company, consistent with Independence Standard No. 1, and actively engage in a dialogue with the external auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditors.

Other Responsibilities

•       Meet with the external auditors, the director of internal audit and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately.

•       Ensure that significant findings and recommendations made by the internal and external auditors are dealt with in a timely fashion.

•       Review with Company counsel any legal matters that could have a significant impact on the Company’s financial statements.

•       If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

•       Perform other oversight functions as requested by the Board of Directors.

•       Review and update the charter of the committee and receive approval of changes from the Board of Directors.

Reporting Responsibilities

•       Regularly update the Board of Directors about committee activities and recommendations.

3

PROXY

PROXY

VCAMPUS CORPORATION

1850 Centennial Park Drive
Suite 200
Reston, Virginia 20191

SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Narasimhan P. Kannan and Christopher L. Nelson, as proxies, each with full power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of VCampus Corporation (“VCampus”) held of record by the undersigned on April 5, 2004 at the annual meeting of stockholders of VCampus to be held on May 18, 2004 and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY PROXY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

VCAMPUS CORPORATION
Wachovia Bank
Shareholder Services Administration
Building 3C3
Charlotte, NC 28288-1153

Dear Stockholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of VCampus that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

VCampus Corporation

V   DETACH HERE   V

☒ Please mark votes as in this example.

1.	To amend the bylaws to decrease the required minimum number of authorized directors		FOR ☐	AGAINST ☐	ABSTAIN ☐
2.	Election of Directors: Nominees: Narasimhan P. Kannan, Edson D. deCastro, Martin E. Maleska, John D. Sears
	FOR ALL NOMINEES ☐	WITHHELD FROM ALL NOMINEES ☐
☐

For all nominees as noted above
3.

To ratify and approve the $5.3 million common stock and convertible note financing completed in March 2004 and to authorize the full conversion of the securities issued thereunder into common stock pursuant to the terms thereof;

			FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	FOR approving an amendment to our Amended and Restated Certificate of Incorporation to eliminate all the authorized shares of preferred stock in each currently designated series of preferred stock;		FOR ☐	AGAINST ☐	ABSTAIN ☐
5.	To reserve an additional 1,000,000 shares for issuance under our 1996 Stock Plan; and		FOR ☐	AGAINST ☐	ABSTAIN ☐
6.	To ratify the appointment of Ernst & Young LLP, McLean, Virginia, as our independent auditors for the fiscal year ending December 31, 2003;		FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

Mark here if you plan to attend the meeting ☐.

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized person.

Signature:	Date:	Signature:	Date: